Exhibit 10.4

EXECUTION COPY

THIRD AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Third Amendment, dated as of October   , 2003 (this “Amendment”), to the Asset Purchase Agreement, dated as of June 12, 2003, as amended (the “Agreement”), each by and among ANC Rental Corporation, a Delaware corporation (“Seller”), the Subsidiaries set forth on the signature page hereto (Seller and such Subsidiaries collectively referred to as the “Debtors”), CAR Acquisition Company LLC, a Delaware limited liability company (“Purchaser”), Cerberus Capital Management, L.P., a Delaware limited partnership (“CCM”), and, solely with respect to Section 2.5, Lehman Commercial Paper Inc., a New York corporation (“Lehman”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

Section 1.               Capitalized Terms.  All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2.               Amendments.

Section 2.1             Definitions.

(a)           Section 1.1 of the Agreement is hereby amended by deleting the following defined terms:  “Adjustment Amount”; “Agreed Upon Procedures Definitions”; “Baseline Working Capital”; “Baseline Working Capital Statement”; “Canada-US Normal Course Transactions”; “Closing Date Amount”; “Closing Working Capital”; “Closing Working Capital Statement”; “Cure Costs Statement”; Cure Costs Threshold”; “Deductible Amount”; “EMEA-US Normal Course Transactions”; “Estimated Closing Working Capital”; “Estimated Closing Working Capital Statement”; “Estimated Cure Costs”; Estimated Cure Costs Statement”; “Extraordinary Cash Distributions”; “Extraordinary Cash Investments”; “Permitted Cash Distributions”; “Permitted Cash Investments”; “Target Amount”; “Target Working Capital Statement”; and “Working Capital”.

(b)           Section 1.1 of the Agreement is hereby amended by adding the following defined term after the definition of “9/11 Business Interruption Insurance Claim”:

“Accountants” shall mean a nationally recognized accounting firm jointly agreed to by Purchaser and Seller.”

(c)           The index of “Additional Defined Terms” set forth in Section 1.1 of the Agreement is hereby amended (X) by deleting the following defined terms:  “Agreed Upon Procedures”; “Agreed Upon Procedures Report”; “Aon”; “Aon Closing Report”; “Aon Estimated Report”; “Aon March Report”; “Closing Escrow Deposit”; “Comment Period”; “Determination Date”; “Determination Date Amount”; “Determination Date Statement”; “Differential”; “Dispute Notice”; “Dispute Notice Period”; “Final Closing Working Capital Statement”; “Final Cure Costs

Statement”; “Interest Rate”; “Management Accrual Amount”; “March Management Accrual Amount”; “Negotiation Period” and “Objection Notice”; and (Y) by adding the following defined terms and their respective cross references:  “GM Purchase Agreement”, 5.31; Hawaii JV Agreement”, 5.30; “Incremental Taxes”, 5.27(d); “Incremental Tax Statement”, 5.27(d); “Indemnity Escrow Agreement”, 2.5(b); “Indemnity Escrow Amount”, 2.5(b); “Indemnity Letter”, 2.5(b); “NCRLI”, 5.30; “NCRSI”,  5.31; “Nippon”, 5.30; “Redetermined Incremental Taxes”, 5.27(d); “Tax Contest”, 5.27(d); and “Venture”, 5.30.

(d)           Section 1.1 of the Agreement is hereby amended by deleting the definitions of “Current Assets” and “Current Liabilities” in their entirety and replacing them as follows:

“Current Assets” shall mean the following assets of Debtors as of the Closing Date determined in accordance with GAAP, and on an unconsolidated combined basis:  cash and cash equivalents; net receivables (but excluding receivables from Seller or any Subsidiary); inventory; fleet-DNR salvage reserve (contra-asset portion only); fleet-warrant reserve (contra-asset portion only); fleet-reject reserve (contra-asset portion only); fleet-excess mileage reserve (contra-asset portion only); prepaid tags and licenses; prepaid insurance (other than prepaid directors and officers liability insurance) and refunds to Purchaser of premiums relating to prepaid insurance; prepaid marketing (barter); prepaid marketing (non-barter); prepaid rent; prepaid property and other taxes; prepaid airport concessions; prepaid service vehicles; prepaid – other; deposits – Liberty Mutual; deposits – National Union; deposits – Rosedale Dodge (lease deposits); deposits – AIG collateral; deposits – Royal Indemnity; deposits – Travelers; deposits - rent; deposits – airport bids; deposits - other.  The Current Assets do not include the current assets of Debtors attributable to the ALM Business (except as set forth in Schedule 2.2(l)) or any Excluded Assets.

“Current Liabilities” shall mean the following liabilities of Debtors as of the Closing Date determined in accordance with GAAP, and on an unconsolidated combined basis:  accounts payable (excluding any portion thereof that constitutes Pre-Petition Liabilities, any portion thereof attributable to Bankruptcy-Related Professional Fees and any portion thereof that constitutes any payables to Seller or any Subsidiary); accrued payroll and benefits (excluding any unpaid Key Employee Retention Plan payments, Pre-Petition Liabilities, and liabilities for post-retirement medical and life insurance benefits to retirees and active employees); the following accrued liabilities: other, primarily seasonality change; capital leases; accrued legal (excluding any portion thereof that constitute Pre-Petition Liabilities not being assumed by Purchaser and Bankruptcy-Related Professional Fees); accrued airport concessions (net of receivables) (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued equipment lease (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued advertising (excluding any portion thereof that constitutes Pre-Petition Liabilities); commissions; accrued rental liability (barter) (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued real estate taxes (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued audit and tax fees (excluding any portion thereof that constitutes Pre-Petition Liabilities); sales and use taxes payable (excluding any portion thereof that constitutes Pre-Petition Liabilities); state, county and city surcharges (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued fleet reserves (turn back reserves); customer deposits; deferred revenue; accrued rent (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued taxes (motor vehicle rental, state/local fuel excluding income taxes);

accrued travel partners rebates; accrued insurance (general liability and other accrued insurance); other accruals – monthly IT accrual (but excluding any portion thereof that constitutes Pre-Petition Liabilities); other accrual – commissions (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual – Emerald Club; other accrual-Miscellaneous invoices not received (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual – miscellaneous (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual-bank service fees; other accrual – Mitsubishi and Chrysler operating lease payment; and other accrual – benefits reserve; and the following self-insurance accruals: workers’ compensation; health; and auto liability (including for the ALM Business).  The Current Liabilities do not include any Excluded Liabilities; any liabilities under the “Bonus Program”; any liability that remains unpaid as of the Closing under the New Severance Plan; any amounts payable to any Acquired Subsidiary (or any direct or indirect subsidiary thereof); accrued environmental reserve; accrued merger reserve; the current liabilities of Debtors attributable to the ALM Business (other than for self-insurance accruals for auto liability); debt; accrued interest; other accrual – adjusted fleet clearing; other accrual – AMT valuation reserve; other accrual – unclaimed property; other accrual – Eurodollar acquisition reserve; city closure reserve; other accrual – excess accrued legal fees; other accrual – money collected on behalf of German bankrupt entity; deferred gain on sale/leaseback transaction; deferred revenue related to Perot; interest rate hedges with West LB; and the indebtedness under the DIP Credit Agreement.

Section 2.2             Purchase and Sale of Acquired Assets.  (a)  Section 2.1(w) is hereby deleted and replaced in its entirety to read as follows:

“(w)        any interest in and to any refund of Taxes, but only to the extent the Taxes to be refunded were paid at any time by Purchaser or its Affiliate or paid after the Closing Date by an Acquired Subsidiary (or a direct or indirect subsidiary of an Acquired Subsidiary);”

(b)           Section 2.1(ii) is hereby deleted and replaced in its entirety to read as follows:

“(ii)         all preference or avoidance claims or actions of any Debtor arising out of Sections 544 through 553, inclusive, of the Bankruptcy Code (i) against the Acquired Subsidiaries, (ii) against Purchaser or its Affiliates, (iii) against those Persons listed on Schedule 2.1(ii), or (iv) relating to (x) an Assigned Contract, (y) a Current Asset, or (z) an agreement, written or oral, for the provision of goods or services by any vendor of the Debtors, which agreement was assigned to Purchaser either as an amendment to such agreement or a new agreement, each of (x), (y) and (z) as of the Closing Date;”

Section 2.3             Excluded Assets.  Section 2.2(i) is hereby deleted and replaced in its entirety to read as follows:

“(i)          any interest in and to any refund of Taxes but only to the extent the Taxes to be refunded were paid at any time by any Debtor or paid on or before the Closing Date by an Acquired Subsidiary (or a direct or indirect subsidiary of an Acquired Subsidiary);”

Section 2.4             Assumed Liabilities.  (a)  Section 2.3(e) is hereby deleted and replaced in its entirety to read as follows:

“(e)         Current Liabilities as of the Closing Date, unless otherwise specifically excluded herein;”

(b)           Section 2.3(f) is hereby deleted and replaced in its entirety to read as follows:

“(f)          (i) Liabilities incurred after the Petition Date with respect to those Litigations filed after the Petition Date (other than those relating to accidents involving vehicles of the Business (which are covered by Section 2.3(g))) to which any Debtor is a party set forth in Schedule 2.3(f)(i); and (ii) Litigation relating to the Business or Acquired Assets arising after June 12, 2003 and relating to Liabilities incurred after the Petition Date in the Ordinary Course of Business;”

(c)           Section 2.3(g) is hereby deleted and replaced in its entirety to read as follows:

“(g)         Liabilities (except for vicarious Pre-Petition Liabilities arising from pre-petition auto accidents and pre-petition claims alleging acts or failures to act by employees of the Debtors) relating to accidents involving the vehicles of the Business and the ALM Business (i) reflected on or of a category reserved against on the March 31, 2003 consolidated balance sheet of Seller and outstanding on the Closing Date or (ii) incurred in the Ordinary Course of Business after March 31, 2003;”

(d)           Section 2.3(h) is hereby deleted and replaced in its entirety to read as follows:

“(h)         (i) Liabilities related to COBRA solely for the purposes of benefit plans that are listed on Schedule 3.13(a) for M&A Qualified Beneficiaries regardless of whether such Liabilities arise prior to, on or after the Closing Date, to the extent that Debtors no longer maintain a group health plan after the Closing Date and Liabilities relating to or incurred in connection with Benefit Plans that are listed on Schedule 2.1(g), and (ii) Liabilities for claims incurred prior to the Closing Date in connection with the Company Health and Welfare Plan but not paid prior to the Closing Date;”

(e)           Section 2.3 of the Agreement is hereby amended by adding the following clauses (j) and after 2.3(i) (and deleting the period at the end of clause (i) and replacing it with a semicolon):

“(j)          Liabilities in respect of any bonuses payable by the Debtors under that certain “Bonus Program” implemented in accordance with the Bankruptcy Court’s “Order Pursuant to Sections 105(a), 363(b) and 503(b)(l) of the Bankruptcy Code Authorizing and Approving the Adoption of the Sale Proceeds Bonus Program” (entered July 21, 2003), as in effect on August 5, 2003, in the amount of $1,005,000; it being understood that the Purchaser shall make the full payment of this amount under the Bonus Program and shall not assume liability or otherwise be responsible for any additional amounts that may be payable under such Bonus Program; and

(k)           Cure Costs.”

Section 2.5             Excluded Liabilities.  (a)  Section 2.4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(d)         all Taxes of Seller or any Subsidiary not constituting an Acquired Subsidiary;”

(b)           Section 2.4(k) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(k)         all Liabilities of any Debtor relating to (i) any Benefit Plans not listed on Schedule 2.1(g) (other than as provided in Section 2.3(h)) including the Key Employee Retention Plan, the 401(k) Plan and the Company Health and Welfare Plan (other than claims incurred prior to the Closing Date in connection with the Company Health and Welfare Plan but not paid prior to the Closing Date), (ii) all Liabilities of any Debtor under the New Severance Plan and (iii) all Liabilities of any Debtor under FAMPACT.”

Section 2.6             Purchase Price.  Section 2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.5           Purchase Price.  (a)  Upon the terms and subject to the conditions hereof, in consideration of the sale, transfer, assignment, conveyance and delivery by Debtors of the Acquired Assets to Purchaser or its designated Affiliates, Purchaser or its designated Affiliates shall, and CCM shall cause Purchaser or Purchaser’s designated Affiliates to, (x) pay to Debtors, at the Closing, an amount equal to $233,000,000 less the aggregate amount of the letters of credit outstanding under the Congress Financial facility that are not fully cash collateralized as of the date hereof (as adjusted, the “Purchase Price”), and (y) assume the Assumed Liabilities.  The Purchase Price payable pursuant to clause (x) above shall be paid by Purchaser to Seller on behalf of Debtors at Closing (A) by delivery to Seller of the Deposit and any interest accrued thereon in accordance with the Escrow Agreement, (B) by delivery of the Indemnity Escrow Amount to the escrow agent for the Indemnity Escrow Amount as set forth in Section 2.5(b) and (C) the balance (i.e. the difference between the Purchase Price and payments under clause (A) and (B) herein) by wire transfer of immediately available same day funds, in each case to an account or accounts designated by Seller at least two Business Days prior to the Closing Date.

(b)           The Debtors, Purchaser and Lehman agree that the amount of cash to be delivered to Seller by Purchaser at Closing shall be further reduced by $6,000,000 (the “Indemnity Escrow Amount”), which amount shall be deposited with an escrow agent at Closing and shall be governed by an escrow agreement to be mutually agreed upon by Purchaser, Lehman and Seller (the “Indemnity Escrow Agreement”) unless the issues relating to the state Tax liability set forth in the indemnity letter delivered to Purchaser on the date hereof (the “Indemnity Letter”) are resolved prior to the Closing Date (it being understood that an agreement on apportionment by the applicable state authority and the payment of the state Tax liability to the jurisdiction set forth in the Indemnity Letter shall be deemed to be a full and complete resolution of the issue giving rise to the foregoing escrow arrangement).   The scope of the indemnification and the material terms of the escrow arrangement are set forth in the Indemnity Letter.  Lehman shall have the option, at any time during the term of the Indemnity Escrow Agreement, to substitute an indemnification agreement (based on the same terms set forth in the

Indemnity Letter) between Purchaser and Lehman for the remaining term of the Indemnity Escrow Agreement at which time all monies held pursuant to the Indemnity Escrow Agreement shall be released.”

Section 2.7             The Closing.         Section 2.8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.8.          The Closing.  The closing of the purchase and sale of the Acquired Assets and the Assumed Liabilities hereunder and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at a date (the “Closing Date”) and time to be mutually agreed by Debtors and Purchaser, which shall be (unless the parties otherwise agree) the later of (a) September 30, 2003 and (b) the second Business Day after all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied a the Closing, but subject to the satisfaction or waiver by the party entitled hereunder to waive any such condition at the Closing), or such other date as the parties may mutually agree if on such date the Purchaser is not entitled to terminate this Agreement pursuant to any of clauses (xii), (xiii) or (xiv) of Section 7.1(a).”

Section 2.8             Deliveries at Closing.

(a)           The Agreement is hereby amended by deleting Section 2.9(a)(viii) in its entirety and replacing it with the following:

“(viii)      the certificates contemplated by Sections 6.2(a) and 6.2(d);”.

(b)           The Agreement is hereby amended by deleting Section 2.9(b)(i) in its entirety and replacing it with the following:

“(i)          an amount of cash equal to the Purchase Price less the amount of the Deposit and any interest accrued thereon;”

Section 2.9             Representations and Warranties of Seller.

(a)           The Agreement is hereby amended by deleting Section 3.4 in its entirety and replacing it with the following:

“Section 3.4           SEC Reports.  Except as set forth in Schedule 3.4, as of the date hereof, Seller has filed with the SEC all reports, proxy statements, registration statements and other documents Seller is required to file under the Securities Act and the Exchange Act since January 1, 2001 (collectively, the “SEC Reports”).  On the date of its filing, each SEC Report (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.”

(b)           The Agreement is hereby amended by deleting Section 3.5(e) in its entirety; and

(c)           The Agreement is hereby amended by deleting Section 3.8(a) in its entirety and replacing it with the following:

“(a)         [intentionally omitted];”

Section 2.10           Covenants.

(a)           The Agreement is hereby amended by deleting Section 5.1(a)(iv) in its entirety and replacing it with the following:

“(iv)        not make any capital expenditures in excess of $75,000 individually or, with respect to capital expenditures for amounts less than $75,000, $500,000 in the aggregate;”

(b)           The Agreement is hereby amended by deleting Section 5.1(a)(xliv) in its entirety and replacing it with the following:

“(xliv)     not enter into any compromise or settlement of any post-petition administrative priority claims relating to the Litigations specified in Section 5.29.”

(c)           The Agreement is hereby amended by deleting Section 5.8 in its entirety and replacing it with the following:

Section 5.8             Transfer Taxes.  Seller and Purchaser shall each pay 50% of any real property transfer or gains Tax, sales Tax, use Tax, excise Tax, stamp Tax, stock transfer Tax, registration Tax, documentary Tax or other similar Tax incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  No later than 15 days prior to the date any Tax return that must be filed by Seller (or the applicable Subsidiary) in connection with Transfer Taxes required to be paid pursuant to this Section 5.8 (such Tax returns, “Transfer Tax Returns”) is due, Seller (or the applicable Subsidiary) shall prepare, on a basis consistent with the allocations determined in accordance with Section 2.6, all Transfer Tax Returns and provide copies of such Transfer Tax Returns to Purchaser for its review and consent, which consent shall not be unreasonably withheld or delayed.  Seller (or the applicable Subsidiary) shall file any such Transfer Tax Return prepared pursuant to this Section 5.8 that is required to be filed under applicable Law.

Notwithstanding anything to the contrary in this Agreement, if Seller’s portion of such Transfer Taxes are not paid on or prior to the Closing, Purchaser shall be entitled to escrow (on reasonable terms) from the Purchase Price an amount sufficient to secure Seller’s and the Subsidiaries’ obligations under this Section 5.8.

(d)           The Agreement is hereby amended by deleting Section 5.9(g)(ii) in its entirety and replacing it with the following:

“(ii)         The Purchaser shall establish a bonus pool (the “Bonus Pool”) all salaried employees of Debtors who are grade level 14 or higher or who are general managers determined in accordance with Exhibit L.  As promptly as practicable following the Closing, the Purchaser shall determine the amount of the bonus pool and shall pay to each Transferred Employee who, immediately prior to the Closing was a salaried employee of grade level 14 or higher, such Transferred Employee’s allocated share of such Bonus Pool (as determined below), and Seller shall pay (and Purchaser shall reimburse Seller for) to each employee of the Debtors who is in good standing and employed in the Business on the Closing Date who is not a Transferred Employee with a bonus equal to such employee’s allocated share of such Bonus Pool (whether or not such person is employed by any Debtor or Purchaser on the date of payment).  The allocated share of the Bonus Pool of any Transferred Employee or other employee eligible to receive a bonus pursuant to this Section shall be equal to the base salary immediately prior to the Closing of such Transferred Employee or other employee, annualized, as a percentage of the aggregate base salary immediately prior to the Closing Date of all of such Transferred Employees and other employees eligible to receive the bonus annualized.  All payments to Transferred Employees and other employees pursuant to this Section 5.9(g) shall be net of applicable withholding Taxes.”

(e)           The Agreement is hereby amended by deleting Section 5.12 in its entirety and replacing it with the following:

“Section 5.12         Assigned Contracts; Negotiation of Cure Costs.  Purchaser may enter into agreements to settle Cure Costs with respect to any Assigned Contract without the consent of Seller.  Any such settlement agreement shall become an Assigned Contract.  Debtors shall cooperate with Purchaser in arranging and entering into such settlement agreements.”

(f)            The Agreement is hereby amended by deleting Section 5.13 in its entirety and replacing it with the following:

“Section 5.13         Inter-Company Debt.  At Closing, Debtors shall assign to Purchaser the indebtedness then owed by the Acquired Subsidiaries (or the direct or indirect subsidiaries thereof) to Debtors or one or more of their Affiliates (excluding the Acquired Subsidiaries and the direct or indirect subsidiaries thereof).  At Closing, Purchaser shall assume any indebtedness owed by Debtors or one or more of their Affiliates (excluding the Acquired Subsidiaries and the direct or indirect subsidiaries thereof) to one or more of the Acquired Subsidiaries (or the direct or indirect subsidiaries thereof) that Purchaser elects to assume.  Purchaser shall notify Seller, in writing no later than five Business Days prior to the Closing Date, of the indebtedness that Purchaser intends to assume.  Except as otherwise provided in this Section 5.13, Seller and Subsidiaries shall satisfy or terminate (by a contribution to capital or in such other manner as determined in Sellers’ and Subsidiaries’ sole discretion), at no expense to the Acquired Subsidiaries or Purchaser, all other Related Party Agreements (not constituting Assigned Contracts) in existence at Closing.  Notwithstanding anything to the contrary in Section 3.17(o) or Section 5.15 regarding the reduction of any Tax Asset, the parties acknowledge that the satisfaction or termination of any indebtedness as provided in this Section 5.13 may reduce the availability of net operating losses (as described in Section 3.17(o)) for the 2003 Year.  This Section 5.13 shall not otherwise affect the applicability of Section 5.15.”

(g)           The Agreement is hereby amended by deleting Section 5.16(a) in its entirety and replacing it with the following:

“(a)         Seller shall indemnify and hold harmless Purchaser, each Acquired Subsidiary, each direct and indirect subsidiary of an Acquired Subsidiary and their respective directors, officers, employees, agents and Affiliates (each, a “Purchaser Tax Indemnitee”) with respect to any and all Taxes that may be imposed on any Purchaser Tax Indemnitee or in respect of the business or assets of any Purchaser Tax Indemnitee (i) with respect to any taxable period of any Acquired Subsidiary, any direct or indirect subsidiary of an Acquired Subsidiary or any Affiliated Group ending on or prior to the Closing Date or allocated to Seller pursuant to Section 5.8 and the following paragraph of this Section 5.16, (ii) to the extent such Taxes arise as a result of a breach or inaccuracy of any representation contained in Section 3.17, (iii) under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Tax provision and (iv) as a result of making any Section 338 Election.  Purchaser shall indemnify and hold harmless Seller, the Subsidiaries that are not Acquired Subsidiaries and each direct and indirect subsidiary of such Subsidiaries and their respective directors, officers, employees, agents and Affiliates (each, a “Seller Tax Indemnitee”) with respect to any and all Taxes that may be imposed on (and have not been refunded to) any Seller Tax Indemnitee or in respect of the Business or assets of any Seller Tax Indemnitee (i) with respect to any taxable period of any Acquired Subsidiary and any direct or indirect subsidiary of an Acquired Subsidiary beginning after the Closing Date or allocated to Purchaser pursuant to Section 5.8 and the following paragraph of this Section 5.16; and (ii) with respect to liability for Taxes of any Acquired Subsidiary and any direct or indirect subsidiary of an Acquired Subsidiary resulting from any transaction involving such entities that occurs on the Closing Date but after the Closing that is not pursuant to this Agreement.”

(h)           The Agreement is hereby amended by adding the following Sections 5.27, 5.28, 5.29 and 5.30 immediately after Section 5.26:

“Section 5.27.        Tax Elections.  (a)  Seller agrees that if requested by Purchaser with respect to those entities listed on Schedule 5.27(a), it shall take all necessary action, as directed by Purchaser, to (i) convert such entities (or any of them) from corporations to limited liability companies, in such manner as may be requested by Purchaser, (ii) make an election with respect to and/or on behalf of any or all of such entities to change the classification of such entity or entities for tax purposes (and shall not thereafter attempt to change or revoke any such election unless otherwise directed by Purchaser) or (iii) merge such entities (or any of them) into the entities that are their shareholders, partners or members (or into a newly formed limited liability company as necessary to achieve the same result).  Any action taken by any Debtor post-Closing pursuant to this Section 5.27(a) shall be at Purchaser’s sole expense.

(b)           Seller agrees that if requested by Purchaser with respect to those entities listed on Schedule 5.27(b), it shall make an election with respect to and/or on behalf of any or all of such entities to change the classification of such entity or entities for tax purposes as directed by Purchaser (and shall not thereafter attempt to change or revoke any such election unless otherwise directed by Purchaser).  Prior to any election made under this Section 5.27(b), Seller agrees that if requested by Purchaser, it shall cause any intercompany obligation between Alamo Financing, LP and Alamo Rent-A-Car, LLC to be waived, cancelled or otherwise contributed as directed by Purchaser and Section 5.13 shall not apply to such intercompany obligation to the extent that such Section is inconsistent with this sentence.  Notwithstanding anything to the contrary in Section 3.17(o) or Section 5.15 regarding the reduction of any Tax Asset, the parties acknowledge that the satisfaction or termination of any intercompany obligation as provided in this Section 5.27(b) may reduce the availability of net operating losses (as described in Section 3.17(o)) for the 2003 Year.  This Section 5.27(b) shall not otherwise affect the application of Section 5.15.  Any action taken by any Debtor post-Closing pursuant to this Section 5.27(b) shall be at Purchaser’s sole expense.

(c)           For purposes of this Agreement, any transaction contemplated by Section 5.27(a) or the first sentence of Section 5.27(b) constitutes an Internal Restructuring Transaction.  Purchaser hereby approves any such transaction and waives any obligation of Seller or any Subsidiary as required by the procedures described in Section 5.22 herein with respect to such transaction.

(d)           Purchaser hereby agrees to reimburse Seller or any Subsidiary for all incremental taxes (including any penalties and interest) and reasonable costs (“Incremental Taxes”), in excess of $5,000 individually and $15,000 in the aggregate, incurred by Seller or any Subsidiary as a result of the consummation of the transactions contemplated by this Section 5.27 to the extent that such Incremental Taxes would not have been incurred if such transactions did not occur; provided, however, that as a condition to Purchaser’s obligations under this Section 5.27(d), Seller shall deliver to Purchaser a statement setting forth the amount of any Incremental Tax due on any Tax Return on which Seller or any Subsidiary intends to report Incremental Taxes and evidence reasonably satisfactory to Purchaser supporting the determination of such amount (collectively, the “Incremental Tax Statement”) no later than 35 days prior to the due date for the filing of such Tax Return, and Seller shall not file any such Tax Return until any objections to the Incremental Tax Statement have been resolved in accordance with this Section 5.27(d).  If Purchaser objects to any matter set forth in the Incremental Tax Statement, then Purchaser shall deliver to Seller a written notice of objection within 10 days after receiving the Incremental Tax Statement from Seller.  If such a notice of objection is delivered, then Seller and Purchaser agree to consult and to attempt to resolve in good faith any disputes with respect to such Incremental Tax Statement within 10 days after delivery of such notice of objection.  If Purchaser and Seller are unable to resolve any such dispute, then Purchaser and Seller shall refer the matter to the Accountants for a determination within 10 days.  Purchaser and Seller shall equally share the fees and expenses of the Accountants.  The determination of the Accountants with respect to such Incremental Tax Statement shall be final, conclusive and binding on all parties to this Agreement.  Purchaser’s obligation to reimburse Seller under this Section 5.27(d) shall survive the Closing and continue until 60 days after the earlier of (x) the expiration of the applicable statute of limitations or (y) the date of the winding down and/or dissolution of the entirety of the Debtors’ estate, including the Liquidating Trust (or other similar entity).  Without limiting the foregoing, if an audit, review, examination or any other administrative or judicial proceeding (a “Tax Contest”) has the purpose or effect of redetermining Incremental Taxes of the Seller or any Subsidiary (the “Redetermined Incremental Taxes”), then (i) Purchaser shall have the right to participate in the Tax Contest with respect to any issues involving Redetermined Incremental Taxes, (ii) Seller shall deliver to Purchaser a revised Incremental Tax Statement incorporating the effects of the Tax Contest within 20 days of such Tax Contest becoming final and (iii) either Purchaser or Seller, as the case may be, shall make a payment to the other party equal to the difference between the Redetermined Incremental Taxes and the Incremental Taxes within 20 days of the Seller’s delivery of the revised Incremental Tax Statement.

Section 5.28.          Assigned Contracts.  For the period from the Closing Date until the earlier of (a) 120th day following the Closing Date and (b) confirmation of Debtor’s liquidating plan, Seller shall notify Purchaser in writing not less than seven Business Days prior to the date that (a) any Debtor files a motion to reject any Commitment, or (b) any Debtor files a plan of reorganization with the Bankruptcy Court.  Not later than three Business Days after any Debtor provides notice as contemplated by the previous sentence, Purchaser has the right to notify Seller in writing that the applicable Debtor should assume (i) in the case of clause (a) above, any Commitment as to which Seller has notified Purchaser that a Debtor intends to reject or (ii) in the case of clause (b) above, any Commitment as to which Debtor has not prior thereto rejected or assumed under the Bankruptcy Code.  In the event Purchaser provides Seller with notice as contemplated by the previous sentence, the applicable Debtor shall promptly file with the Bankruptcy Court a motion or motions seeking the assumption by such Debtor and assignment to Purchaser of the Commitments described in such notice.  The applicable Debtor shall use commercially reasonable efforts to pursue the approval of such assumption and assignment motion or motions with the Bankruptcy Court.  Upon the date the Bankruptcy Court approves the assumption and assignment motion, any Commitments so assumed and assigned shall be deemed Assigned Contracts.  With respect to any Commitments Purchaser instructs a Debtor to assume, Purchaser shall reimburse Seller for amounts paid by any Debtor thereunder, and shall assume the full and unconditional obligation of any Debtor to pay any amounts accrued thereunder, for the period from the Closing Date through the earlier of (x) the date of the assumption and assignment of such Commitment, (y) the 120th day following the Closing Date and (z) confirmation of Debtor’s liquidating plan.  All Cure Costs and other costs and expenses incurred by any Debtor with respect to any Commitments assumed by any Debtor and assigned to Purchaser in accordance with this Section 5.28 shall be the sole obligation of Purchaser.

Section 5.29           Reimbursement for Certain Claims.  Purchaser shall advance Debtors for any allowed post-petition administrative priority claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and other costs and expenses incurred by any Debtor with respect to Litigation (other than those relating to accidents involving vehicles of the Business (which are covered by Section 2.3(g)) that are identified on Schedule 2.3(f), clause (ii); Purchaser shall have the right to control the defense and settlement of such Litigation, and must consent to the terms of any such settlement granting an allowed post-petition administrative priority claim under Sections 503(b) and 507(a)(1) of the Code.  Debtor’s consent shall be required with respect to any allowed prepetition non-administrative priority portion of such settlement.  The Purchaser’s and Debtor’s respective consent for the settlement of prepetition claim amounts shall be required, but shall not be unreasonably withheld.

Section 5.30           Hawaii.  (a) Seller shall use its commercially reasonable best efforts to cause National Car Rental Licensing Inc. (“NCRLI”) to acquire prior to the Closing Date from Nippon Rent-A-Car Hawaii, Inc. (“Nippon”) the 5% of the National Car Rental Hawaii Venture (the “Venture”) owned by Nippon pursuant to that certain National Car Rental Hawaii Joint Venture Agreement, dated as of October 19, 1989 (the “Hawaii JV Agreement”).

(b)           Upon NCRLI’s acquisition of Nippon’s 5% ownership interest in the Venture, the Venture shall be automatically dissolved pursuant to Section 7.1(d) of the Hawaii JV Agreement, the assets and liabilities of the Venture shall become the assets and liabilities of

NCRLI and such assets shall be treated as “Acquired Assets” or “Excluded Assets” in accordance with the terms of this Agreement, and such liabilities shall be treated as “Assumed Liabilities” or “Excluded Liabilities” in accordance with the terms of this Agreement.

Section 5.31.          General Motors Environmental Indemnity.  National Car Rental Systems, Inc., a Debtor (“NCRSI”), hereby agrees to indemnify Purchaser, to the extent that NCRSI is actually reimbursed by General Motors Corporation, for any matter which constitutes a Retained Environmental Liability as such term is defined in that certain Asset Purchase Agreement among NCRSI, General Motors Corporation and NCR Acquisition Corp., dated April 4, 1995 (the “GM Purchase Agreement”), subject to the terms and conditions of the GM Purchase Agreement. NCRSI hereby further agrees to use its commercially reasonable best efforts to pursue any claims for indemnification and/or remediation with respect to such Retained Environmental Liabilities in accordance with the terms and conditions of the GM Purchase Agreement and to promptly pay Purchaser any proceeds received by NCRSI after the Closing Date in respect of such indemnification claims.  Purchaser hereby agrees to advance NCRSI for all actual out-of-pocket costs and expenses incurred by NCRSI in connection with the pursuit of the indemnification and/or remediation claims described in this Section 5.31.”

Section 2.11           Termination.  The Agreement is hereby amended by deleting Section 7.1(a)(xi) in its entirety (and inserting the word “or” at the end of Section 7.1(a)(ix) and replacing the “; or” at the end of Section 7.1(a)(x) with a period).

Section 2.12           Notices. The Agreement is hereby amended by deleting Section 8.1(b) in its entirety and replacing it with the following:

(b)           If to CCM or Purchaser to:

CAR Acquisition Company LLC c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, New York 10171
Attention: Lenard Tessler
Facsimile: (212) 755-3009
E-mail: ltessler@cerberuspartners.com
or William Lobeck
Email: wmlobeck@aol.com

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Stuart D. Freedman, Esq.
Facsimile: (212) 593-5955
E-mail: stuart.freedman@srz.com

Section 2.13           Exhibits and Schedules.  (a)  The Agreement is hereby amended by deleting the following Exhibits in their entirety:  Exhibit A - Canada-US Normal Course Transactions; Exhibit B - EMEA-US Normal Course Transactions; Exhibit C – Capital Expenditures Plan; Exhibit E - Baseline Working Capital Statement and Current Assets and Current Liabilities as of March 31, 2003; Exhibit H - Target Amount, Target Balance Sheets and Target Working Capital Statement; Exhibit I - Projected Weekly Cash Flows; Exhibit K – Agreed Upon Procedures.

(b)           Upon NCRLI’s acquisition of Nippon’s 5% interest in the Venture, Schedule 2.1(a) shall be automatically amended by deleting number 33, National Car Rental Hawaii.

(c)           Schedule 2.1(a) is hereby amended by deleting number 25, Ganymed 196 GmbH, and replacing it with ANC Rental Corporation (German Holdings) GmbH (f/k/a Ganymed 196 GmbH), and deleting number 26, Ganymed 197 GmbH and replacing it with ANC Rental Corporation GmbH (f/k/a Ganymed 197 GmbH).

(d)           The Agreement is hereby amended by adding the following schedules:

“Schedule 5.27(a)

National Car Rental System, Inc.

NCR Affiliate Servicer, Inc.

NCRAS-GP, Inc.

Spirit Rent-A-Car, Inc.

SRAC-TM, Inc.

SRAC-GP, Inc.

ARC-TM, Inc.

ARC-GP, Inc.

ANC-GP, Inc.

ANC Management Services Corporation

NCRAS Management, LP

SRAC Management, LP

Alamo Rent-A-Car Management, LP

Schedule 5.27(b)

Alamo Financing, LP

Alamo Financing, LLC”

(e)           Schedule 6.2(b) is hereby amended by deleting the penultimate bullet point in subsection (2) Other Financing Documents, which is the consent required with respect to United Dominions Trust of its assignee or other successor, in respect of (1) the Daily Rental Facilities Letter between United Dominions Trust and ANC dated 15 December 1998; and (2) any related documents.

Section 3.               Miscellaneous.

Section 3.1.            Governing Law.  This Amendment shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then this Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware applicable to contracts entirely made and performed there.

Section 3.2.            Severability.  The provisions of this Amendment are severable, and in the event that any one or more provisions are deemed invalid, illegal or unenforceable by any rule of law or public policy the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Amendment to become adverse to any party.

Section 3.3.            Headings.  The section and paragraph headings and table of contents contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4.            Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.5.            Full Force and Effect.  Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment.

Section 3.6             Entire Agreement.  The Agreement (including the Schedules and Exhibits thereto), this Amendment (including the exhibits hereto) and the Confidentiality Agreement set forth the entire agreement and understanding between the parties and supersede any prior agreement or understanding, written or oral, relating to the subject matter of the Agreement.

Section 3.7             Successors and Assigns; Binding Effect.  This Amendment shall bind and inure to the benefit of Debtors, on one hand, and to CCM and Purchaser, on the other hand, and their respective successors, transferees and assigns.  Purchaser, without the consent of Debtors, may assign all or any portion of its rights and obligations hereunder, in whole or in part, to any one or more of its wholly-owned subsidiaries or Affiliates.

Section 3.8             No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Amendment.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.

[Remainder of this page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

PURCHASER:

CAR ACQUISITION COMPANY LLC

By:	/s/ Lenard Tessler
Name:	Lenard Tessler
Title:	Senior Managing Director

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Lenard Tessler
Name:	Lenard Tessler
Title:	Senior Managing Director

SELLER:

ANC RENTAL CORPORATION

By:	/s/ Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Sr. Vice President

OTHER DEBTORS:

Alamo International Sales, Inc.
Alamo Rent-A-Car Management, LP
Alamo Rent-A-Car, LLC
ANC Aviation, Inc.
ANC Collector Corporation
ANC Financial Corporation
ANC Financial GP Corporation
ANC Financial Properties LLC
ANC Financial LP
ANC-GP, Inc.
ANC Information Technology, Inc.
ANC Information Technology Holding, Inc.
ANC Information Technology, L.P.
ANC IT Collector Corporation
ANC Management Services Corporation
ANC Management Services LP
ANC Payroll Administration, LLC
ANC-TM Management LP
ARC-GP, Inc.
ARC-TM, Inc.
ARC-TM Properties LLC
ARG Reservation Services, LLC
ARI Fleet Services, Inc.
Auto Rental Inc.
Car Rental Claims, Inc.
Claims Management Center, Inc.
Guy Salmon USA, Inc.
Liability Management Companies Holding, Inc.
National Car Rental Licensing, Inc.
National Car Rental System, Inc.
NCR Affiliate Servicer Properties LLC
NCR Affiliate Servicer, Inc.
NCRAS Management, LP
NCRAS-GP, Inc.
NCRS Insurance Agency, Inc.
Post Retirement Liability Management, Inc.
Rental Liability Management Holdings, LLC
Rental Liability Management, Inc.
Republic Fiduciary, Inc.
Republic Guy Salmon Partner, Inc.
Spirit Leasing, Inc.
Spirit Rent-A-Car, Inc.
SRAC Management, LP
SRAC-GP, Inc.
SRAC-TM, Inc.

By:	/s/ Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Sr. Vice President

As to Section 2.5 Only
LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Jeff Goodwin
Name:	Jeff Goodwin
Title:	Authorized Signatory